Exhibit 99.1
PROS Holdings Inc.
Transcript of Investor Teleconference
August 6, 2009
Operator
Good day, ladies and gentlemen, and welcome to the Second Quarter 2009 PROS Holdings Inc. Earnings Conference Call. My name is Erica and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session toward the end of this conference.
(Operator Instructions)
I would now like to turn the presentation over to your host for today’s call, Mr. Charlie Murphy, Chief Financial Officer. Please proceed, sir.
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
Thank you, operator. Good afternoon, everyone, and thank you for joining us today for the PROS Holdings Financial Results Conference Call for the second quarter of 2009. I am Charlie Murphy, the Company’s Executive Vice President and Chief Financial Officer. Joining me on today’s call is Bert Winemiller, PROS’ Chairman and Chief Executive Officer.
In today’s conference call, Bert will provide a commentary on the highlights for the second quarter of 2009 and then I will provide the review of the financial results and our outlook before we open up the call to questions.
Before beginning, we must caution you that today’s remarks in this discussion, including statements made during the question-and-answer session contain forward-looking statements. These statements are subject to numerous important factors, risks and uncertainties, which could cause actual results to differ from the results implied by these or other forward-looking statements.
Also these statements are based solely on the present information and are subject to risks and uncertainties that can cause actual results to differ materially from those projected in the forward-looking statements. Please refer to our prospectus, Form 10-K and other filings with the SEC and the risk factors contained therein. Also, please note that a replay of today’s webcast will be available in the Investor Relations section of our website.
I would also like to point out that the Company’s use of non-GAAP financial measures is explained in today’s earnings press release and a full reconciliation between each non-GAAP measure and the corresponding GAAP measure is provided in the tables accompanying the press release filed earlier today and can also be found on our website in the Investor Relations section. With that, I’ll turn the call over to Bert.
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
Thank you, Charlie. And thanks to those of you listening to our call this afternoon. We are pleased with our financial performance in the second quarter of 2009, as revenue of $17.3 million was above the midpoint of our revenue guidance and we exceeded the highend of our EPS guidance for the quarter. Non-GAAP operating income was $3.5 million, 20% of revenue for the second quarter of 2009. Non-GAAP earnings came in at $2.5 million, or $0.10 per diluted share, exceeding our guidance. We believe this was a solid performance, given the current economic environment.
PROS is a global company with revenue diversified across geography and our target industries. Second quarter 2009 revenue that came from outside the United States was 59% and second quarter license and implementation revenue that came from our target industries of manufacturing, distribution and services was 57%. We believe this diversification in multiple dimensions provides us with a competitive advantage in the pricing and margin optimization market and benefits us, especially in difficult economic environments.

It’s also important to recognize that the pricing optimization market, where we hold a leadership position, is still in its early stage and that our customers tell us that the ROI benefits they receive by implementing our pricing optimization software are important in a challenging down market when demand is unpredictable and costs are volatile.
We remain focused on our strategic goals of delivering significant value to our customers early in our implementations and provide an increasing return on investment over time while focusing on lowest total cost of ownership.
We reduced our discretionary spending and overall non-GAAP expenses from $14.9 million in the fourth quarter of 2008 to $13.9 million in the second quarter of 2009, while still investing in people, product and processes to drive our science and product innovation and to increase our competitive advantage. R&D as a percentage of revenue remains high at 25%. We are also planning to continue our focus on sales and marketing to position us to take advantage of the large market opportunity as the economy improves. PROS proven track record, proven processes and proven solutions are the keys to our long-term success and drive our high level of customer satisfaction.
Now, let me address the current economic conditions and provide some insight into our business and how it is being impacted. As we have said previously, during these difficult economic times, CEOs, CFOs and COOs, who are the ultimate decision makers for pricing software have been focusing on reducing costs. This focus on reducing costs and tight control over IT spending has resulted in a downward trend in our revenue, which continued in the second quarter and we expect will continue in the third quarter. However, we do expect the fourth quarter revenue to improve.
While the macro economy continues to be challenging and forecasting for the longer term remains difficult, bookings have improved. Sales activity continues to be very good with increasing participation by prospects at our sales events and webcasts. We believe interest in PROS science-based pricing and margin optimization software continues to increase. Companies that have been pushing off the decision to move forward with innovative pricing solutions seem to being freeing up spending for innovative, high return on investment initiatives. Although sales cycles continue to be long, at this time, we believe there is enough of an improvement in our near-term bookings to expect fourth quarter revenue to be slightly up from the third quarter.
In the second quarter, contracts were signed with new or existing customers in four of our target markets. New prospects continue to be identified and our maintenance renewal rate remains strong in the best-in-class mid-90% range.
We believe the market for pricing and optimization software is in the innovator early stage and that PROS is in the center of this shift to science-based pricing from spreadsheets and current destructive pricing practices. According to a July 2009 Gartner report, Hype Cycle for CRM Marketing Applications, 2009, the market for pricing optimization software for B-to-B companies is earning increasing recognition. Gartner stated that overall market penetration is still in the low single digits. The report identified the characteristics of companies that would benefit from our pricing and margin optimization software.
Gartner said, “Consider price optimization and management software if you’re a Fortune 2000 firm, or an organization with more than $500 million in revenue in industries with complex pricing requirements that involve one or more of the following issues:Large numbers of customer segments with different price points, large volumes of product stock-keeping units with varying price points, large numbers of products with short product life cycles, inconsistent deal margins, flexible discounting bands, multiple volume-based pricing agreements, complex price bundling practices, high price sensitivity to market conditions, including competition and market indexes.”
PROS believes that there are thousands of companies that meet the criteria identified by Gartner and, as a result, there is a multi-billion dollar market opportunity for PROS. Gartner also stated — and I quote — “This market differs from most other application segments because it offers strategic benefits in helping organizations grow revenue and margins, as well as operational efficiencies.”
Companies implement PROS pricing and margin optimization software as a strategic innovation and a risk mitigation initiative, as they face unpredictable demand and volatile costs in this economy. We believe that with our market leadership position, PROS will be the pricing partner that mainstream customers turn to as market adoption increases and companies focus on setting and executing optimal pricing strategies.

With respect to marketing efforts in the pricing and margin optimization software space, we continue to see strong levels of interest in our software products as is evidenced by our well-attended educational webinars. These webinars highlight the power of Pricing Analytics, Execution and Optimization, the Road Map to Pricing Excellence, and Lowest Total Cost of Ownership.
With respect to PROS thought leadership, we are an active member and sponsor of two well-respected professional organizations dedicated to pricing. We are a Pricing Technology Expert member of both the Professional Pricing Society, PPS, and the European Pricing Platform, EPP.
We have also had great attendance at our new regional pricing leadership summits. We’ve had six regional events year-to-date, with total prospect attendance up more than 25% over the prospect attendance at our annual event last year. We expect this pattern to continue as we host regional events in Asia, Europe and the United Kingdom, as well as several more cities in the United States.
As I mentioned on our last earnings call, PROS has unique strengths for managing in a challenging economy. First, PROS has proven management experience. During the past challenging economic environments, PROS was able to maintain its track record of profitability and positive cash flow.
Second, PROS has a strong balance sheet with $53.7 million in cash and no debt. This helps PROS stand out positively in one of the most important criteria in current sales situations, which is vendor viability and puts us in a unique position to continue to invest prudently to increase our relative competitive position.
Third, PROS has an attractive business model that is based on a high return on investment value proposition for customers by providing pricing and margin improvement with a fast time-to-value and lowest total cost of ownership. Another component of our business model is the PROS revenue visibility, which is based on our percentage of completion revenue recognition model, which helps with cost/expense management and resource planning. And the last component of our business model is the fact that PROS has a diversified revenue mix across industries and geography.
On management strengths, the fourth component is PROS employees’ experience and expertise in pricing. It is unequaled and PROS best-in-class products and services are exemplified by our high maintenance renewal rates.
And lastly, our fifth unique strength, we believe PROS has a superior product strategy that supports our strategic goals of shortest time-to-value, highest return on investment, and lowest total cost of ownership. And the cornerstone of this strategy is the PROS pricing solution suite Common Code Platform, a single integrated database and PROS configuration capabilities.
On the customer front, a recent example that demonstrates why forward-thinking, innovative companies choose PROS to be their pricing partner is that one of the nation’s largest providers of industrial supplies and equipment recently selected PROS for an enterprise-wide deployment of PROS optimization software suite across their 96-branch network, after an extensive review of all pricing software tools. This customer has 500,000 products, 350,000 customers and does over 4 million transactions per year, consistent with the Gartner profile for companies that can benefit from pricing optimization software. This new customer stated that they selected PROS for our demonstrated speed and success of implementations, our ability to provide high return on investment in just 30 days, our strong financial viability, our high performance software platform that facilitates multiple upgrades per year and our high level of ongoing investment in pricing software R&D. The deployment includes PROS scientific analytics, price optimizer, deal optimizer products, as well as PROS scientific segmentation and optimized price guidance.
Another customer just completed Phase I of a multi-phase implementation of PROS pricing software. This customer is a very large energy company and the project was on time, under budget and delivered 200% of the budgeted return on investment.
In summary, we are pleased to have met our guidance for the second quarter 2009, given the macro economic situation. This achievement is the result of the hard work of over 350 personnel, who are smart, dedicated people, doing great things to bring pricing excellence and high value to our customers. We expect our business trends to stabilize in the second half of 2009.

We have an experienced management team that we believe is focused on the right strategies. We think we are well positioned and will continue to invest appropriately to capitalize on what we believe is a fantastic long-term market opportunity.
We are being prudent about our spending in this economy. But with a strong balance sheet, we are in a unique position to invest in our products, processes and sales and marketing to improve our relative competitive position in the pricing and margin optimization market. We have great people, products and processes and we’re going to manage through this time very appropriately.
At this time, I’m very pleased to announce that one of our executive officers has been promoted. Andres Reiner, formerly Senior Vice President of Product Development, has been promoted to Executive Vice President in charge of all product and marketing activities for the company. Andres has been with the company for ten years and been in increasingly responsible and high-value positions throughout his career and been a very high-value member of our executive team. And we congratulate Andres. Now, let me turn the call over to Charlie, so that he can provide you with a review of our financial results and our outlook for the third quarter of 2009.
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
Thanks, Bert. PROS had a solid second quarter. I will begin with a review of our statement of operations for the quarter, which ended June 30th, 2009. Then I will provide some commentary on the balance sheet and cash flow, before providing you with financial guidance for the third quarter of 2009.
I’ll be discussing the statement of operations information on a non-GAAP basis. Our earnings press release includes full GAAP to non-GAAP reconciliation, which can be found on our website in the investor relations section.
As Bert indicated, we are pleased with our performance in the second quarter, with revenue above the midpoint of our guided range at $17.3 million, operating income at 20%, another quarter of positive cash flow and our balance sheet with cash at $53.7 million, again, no bank debt and a solid working capital position. Also, EPS of $0.10 exceeded the high end of the range provided, which was $0.08 to $0.09.
In accordance with our revenue recognition policy, PROS does not recognize any revenue at contract signing. License and implementation fees are bundled together and the revenue generally recognized on a percentage of completion basis over the implementation period. There can be variability in license and implementation revenue from quarter to quarter, not as a result of seasonality, but rather the implementation efforts needed, the number of products being deployed, the contract size and the timing of when an implementation starts or finishes.
Revenue of $17.3 million in the second quarter was down 7% year-over-year and was above the midpoint of our guided range. Within revenue, license and implementation revenue was down year-over-year, while maintenance revenue was up year-over-year. Let me provide some additional color on this.
Maintenance revenue increased 17% from the second quarter of 2008, which was due to implementations that have been completed that are now in maintenance. Also, we are pleased that our maintenance renewal rate continues in the best-in-class mid-90% range.
License and implementation revenue decreased 16% year-over-year. Although sales activity remains strong, the global macro economy is having an impact on our license and implementation revenues as it has lengthened sales cycles and increased scrutiny on purchasing decisions. In addition, the current mix of business contributed to the decline in license and implementation revenue.
Our revenue continues to be diversified geographically and spread over our five target vertical markets. For the quarter, international revenue was approximately 59%, and as in the past, approximately 90% of our airline revenue continues to be from outside the United States. During the second quarter, we did have a small gain on foreign exchange of approximately $0.1 million. On a non-GAAP basis, gross profit was $12.6 million in the second quarter, resulting in gross margins of 73%, compared to gross margins of 75.8% in the second quarter of 2008.
License and implementation margins of 68.5% decreased by nearly 6 percentage points and maintenance margins of 81% increased by over 1 percentage point over the second quarter of 2008. License and implementation gross margins may vary from period to period, depending on factors, including the amount of implementation services required to deploy our products relative to the total contracted price and mix of business.
Also, we have not significantly changed our implementation costs in 2009, while our revenue has decreased, impacting our gross margins. As we have previously communicated, we have not had any layoffs, as we believe it is wiser to retain our trained personnel, including our professional services personnel, and take advantage of the market opportunity that we believe is ahead for us.
Based on our anticipated cost of license and implementation services and our third quarter revenue guidance, we do not expect a significant change in our license and implementation gross margins in Q3 as compared to Q2. Going forward, we would expect license and implementation margins would improve when the license and implementation revenue increases. Implementation efficiencies are continuing, which should help margins.
Non-GAAP research and development expenses in the second quarter were $4.3 million, a decrease of approximately $500,000 or 10.5% from the second quarter of 2008. We are maintaining our research and development staffing levels. However, in the global economic environment, we have taken actions to closely manage all operating expenses, and we were able to reduce non-personnel related spending by approximately $200,000 over last year. In addition, we reassigned certain research and development personnel to assist with short-term implementation activities, which reduced R&D expense in the quarter. Research and development expense continues in the mid-20% range during the quarter, as we continue to invest in product development.
Non-GAAP selling, general and administrative expenses for the second quarter were $4.8 million, or 28% of revenue and decreased 5% from the second quarter of 2008. The decrease was in general and administrative expenses, principally professional fees partially offset by an increase in sales personnel costs.
Non-GAAP operating income, which exceeded the high end of our guidance, was $3.5 million, or 20% of revenue in the second quarter compared to $4.2 million, or 23% of revenue in 2008. As a result of actions to closely manage operating expenses, total expenses continue to decrease and were down approximately 3% or $400,000 from the first quarter of 2009.
Interest income was approximately $50,000 for the quarter, a decrease of approximately $250,000 from the second quarter of 2008. Lower interest income resulted from lower interest rates on higher average cash balances and lowered EPS by approximately $0.01 in the second quarter of 2009 over the same period in 2008.
Our effective tax rate was approximately 28% for the second quarter of 2009, compared to approximately 36% in 2008, largely due to the timing of the reinstatement of the research and experimentation tax credits. In October 2008, Congress reinstated the research and experimentation tax credit for 2008 and extended the credit through the end of 2009. The second quarter of 2008 did not reflect the benefit of the credits until the legislation was passed in the fourth quarter of 2008.
Non-GAAP net income for the second quarter of 2009 was $2.5 million, or $0.10 (at a 28% tax rate) per diluted share with diluted shares of 26.5 million, and exceeded the high end of our guidance. In the second quarter of 2008, non-GAAP net income was $2.9 million or $0.11 per diluted share with diluted shares of 26.5 million at a 36% tax rate.
The previous information has been based on our non-GAAP operating results because we believe that excluding certain non-cash items such as non-cash equity-based compensation provides you the best indicator of the health of the overall business. This is also how we measure the success of the business internally. That said, we appreciate that investors also need to analyze our results on a GAAP basis, so we have provided a reconciliation of the GAAP results and non-GAAP results as part of the earnings release.
GAAP income from operations was $2.1 million in the second quarter of 2009, compared to $3.2 million for the second quarter of 2008. Approximately $400,000 of the decrease was from higher stock based compensation expense in 2009.
Net income in the quarter was $1.5 million, or $0.06 per diluted share compared with $2.2 million, or $0.08 per diluted share in the second quarter of 2008. Moving to our balance sheet, cash and equivalents were $53.7 million for the second quarter of 2009, compared to $52 million for the first quarter of 2009. Our operating cash flow in the second quarter of 2009 was approximately $2 million.
Trade account receivables Days Sales Outstanding were approximately 64 days, which is slightly lower than our Q1 Days Sales Outstanding. Cash flow and accounts receivable balances can vary in a quarter based on, among other things, the timing of collections and invoicing of milestone billings under our contracts, and for cash flow, the payment of accruals, all of which may vary from quarter to quarter.
Total deferred revenue at the end of the second quarter was $18.9 million, a decrease of approximately $200,000 from the end of the first quarter. As with accounts receivable and cash flow, deferred revenue can fluctuate quarter to quarter, depending on the timing of contractual milestone billings. Because deferred revenue is not tied to total contract value, we do not believe it is a meaningful forward indicator.
Headcount at the end of the second quarter was 389 compared to 385 at the end of March. While headcount has increased modestly, we have slowed headcount growth as compared to 2008 in response to the uncertain market conditions and we continue to monitor expenses carefully.
Now, let me turn to our guidance for the third quarter of 2009. As Bert has mentioned, the macro economy continues to be challenging and forecasting for the longer term remains difficult. For the third quarter, PROS anticipates total revenue in the range of $16.1 million to $16.5 million. We are projecting non-GAAP operating income of $2 million to $2.4 million and we are anticipating non-GAAP diluted earnings per share of $0.06 to $0.07 based on an estimated weighted average of 26.5 million diluted shares outstanding and the estimated effective tax rate used is 28%.
The Company is projecting GAAP income from operations of $500,000 to $900,000 and diluted earnings per share of $0.02 to $0.03. Non-GAAP operating income and net income for the third quarter excludes estimated FAS 123R stock option expense of approximately $1.5 million. This third quarter guidance is based on our current expectations, which assumes no meaningful improvements in the macro environment.
Although bookings are the most important component driving revenue, historically, revenue for PROS has not been solely impacted by current year bookings. Revenue is also primarily impacted by four areas. First, the duration of implementations, particularly those that exceed one year. Second, growth in maintenance revenue resulting from completed implementations, which has been an ongoing trend. Third, enhanced efficiencies in implementation processes that we have seen with the shortening of some implementations, though customer delays have lengthened other implementations. And fourth, to a lesser extent, cost of living increases for maintenance services, which we continue to see as maintenance agreements are renewed.
It is the layering effect of current year bookings, bookings from more than one year, the time durations of our implementations and maintenance growth that has traditionally given PROS good revenue visibility based on our percentage of completion revenue recognition model.
We ended the second quarter of 2009 with $53.7 million of cash, working capital of $63.5 million excluding deferred revenue and no bank debt. While there is no assurance that past performance can be continued, our experienced management team, the financial strength of the company and our revenue recognition model is particularly helpful during such periods.
In summary, given the current economic environment, we continue to be pleased to have met our expectations in the second quarter and our very strong financial position is continuing in 2009. We will face additional challenges in the remainder of 2009. However, as Bert mentioned, we expect our business trends to stabilize in the second half of 2009. From what we see today, bookings, which lead revenue, are showing sufficient signs of improvement to expect fourth quarter revenue to be slightly up from the third quarter.
We believe we are in a very strong competitive position given, among our other strengths, our strong financial position. With the continued growing awareness of the benefits of high ROI pricing optimization software, we remain confident that PROS has an attractive long-term growth opportunity and we believe we are positioning the company to take advantage of that opportunity. With that, let me turn the call back to the operator, so that we can take your questions.

Operator
(Operator Instructions)
Our first question comes from the line of John DiFucci with JPMorgan. Please proceed.
John DiFucci - JPMorgan — Analyst
Thank you. Hi, Bert and Charlie.
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
Hi, John.
John DiFucci - JPMorgan — Analyst
     Can you help us out, here, a little bit? And I know we’ve had similar conversations, but you’ve given us a lot of information, here. But it does sound conflicting, in some cases. You’re saying that you expect fourth quarter revenue after — you said the third quarter guidance is for an accelerating decline in revenue, realizing there’s a lot of things, Charlie. And I appreciate going through what affects that.
But even if fourth quarter is up sequentially slightly, you could still see another increase in the declining rate year-over-year in revenue? At the same time, you’re also saying that bookings and sales activity have improved. So, if you can just — and realize that you guys, obviously have a lot more visibility into the accounting here than we can have. But, can you help us out a little bit, here, to see if — are things getting less bad or are they getting a little better?
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Less bad or a little better. Well, obviously, we’ve had decreasing revenue for a number of quarters, here. And we think that’s a direct reflection of the marketplace, CEOs and CFOs being under tremendous pressure and having to cut costs and, basically, freezing expenditures for investments, especially capital expenditures. And we’ve seen that up. At the same time — and I would say that we’re seeing that being less bad.
At the same time, what we’re seeing is an increase in awareness and an education in the market of the value of pricing. And that’s the reason we specifically mentioned the Gartner report. And there’s other venerable observers of our space that think that as budgets free up and as companies entertain innovative investments, that one of the first investments they ought to consider is pricing optimization software. That said, everything that’s going on in our space right now really pales in the big, future market opportunity that we have.
And our assessment of the profile of the kind of companies that can use our software and achieve a high return on investment has been validated by the Gartner report. And if you take that profile and you apply it to the target industries of manufacturing distribution and services that are our targets — big B-to-B transactions, dynamic pricing, negotiated deals, list pricing, contract optimization — the people that have complex pricing problems to solve — and you look at that profile and the thousands of companies that are in those target markets, we think, with the low penetration today in low single digits percentage, that the recent activity and awareness levels, validation by Gartner says, that this really is going to be a substantial market some day.
And the better news for us is that the indicators are that, at some point out in the future, this is going to move from an innovator to a mainstream to a must-have application. And that’s why we’re comforted with this validation. Because, we are investing and we’re continuing to manage the company for the strategic opportunity. And that’s why we haven’t had any layoffs. We’ve maintained our R&D investment. We continue focused on total customer satisfaction.
We’ve had some incredible implementation successes. You can see that in the increase in maintenance that kicks in when we put our software into production. So, even though things are tough, they are less bad in the short term. But we think the recent validation indicates that things are better in terms of the confidence level that this market, some day — we don’t know when that’s going to happen — but some day it’s going to be a big market and that PROS ought to focus on doing the right things to be positioned to capitalize on that market.
John DiFucci - JPMorgan — Analyst
     Thank, Bert. And I think your results sort of show, at least, you guys are certainly controlling the things you can control. And I’m just trying to get a feel for the things you probably can’t control much. And that’s really the top line here. And I guess, Charlie, I think Bert had mentioned that bookings have improved. Can you tell us — just qualitatively, anyway — has the duration of those bookings extended out a bit? Or has it gotten longer? Can you give us any color on that?
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     Yes, we can. Excluding subscriptions — like the subscription contract that was closed, which has a long duration — excluding that, the durations, I’d say, are normal duration for our projects. So no real change there, John, as far as the duration. And of course it’s still a big market opportunity ahead of us. I am pleased that the economy is showing signs of improvement. We do see some signs that Q4’s revenue likely should be better than the Q3 revenues. We feel good about that.
Obviously, we don’t feel good about having a third quarter with a revenue decline. But we do see some improvement in the fourth quarter. So that’s helpful. And we continue to maintain control over our spending to the extent we believe that we should be taking discretionary spending out of the company. We still haven’t — as you know — our headcount hasn’t gone down. In fact, it’s gone up by a handful of people in the quarter. But we are investing in the areas that we believe we need to invest in to really take advantage of the opportunity.
And at least, while there may be a little respite here in the fourth quarter, we can’t go beyond that because it’s still too early, relative to the economy and when the cycles will pick back up again for a company with an ASP the size of PROS.
John DiFucci - JPMorgan — Analyst
     Okay, thanks. And if I might, just one last question. Charlie, you mentioned one thing revenue is affected by is cost of living increases for maintenance. Are you able to actually get a cost of living increase for maintenance, today?
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     The answer is it’s very, very modest. That’s why I said even to a lesser extent, which is a change from the past because inflation is very low. Cost of living increases are not contributing much at all to maintenance. It’s primarily new implementations finishing and maintenance starting.
John DiFucci - JPMorgan — Analyst
     But are you able to at least hold price?
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     Yes, with the exception, as we commented previously, I think on the fourth quarter call and the first quarter call and now this call — within, primarily, one segment of our business, we have had some requests for what they call hardship. And it’s in the travel and transportation space. And similar to what happened in 2001, after September 11, we’ve made some minor adjustments, minor changes in maintenance renewal costs that will go back to the original renewal rate once we get past this period of economic stress.
John DiFucci - JPMorgan — Analyst
     Okay, thanks a lot, guys.

Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     Thank you.
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Thank you, John.
Operator
     Our next question comes from the line of Tom Roderick with Thomas Weisel Partners. Please proceed.
Tom Roderick - Thomas Weisel Partners — Analyst
     Hi, Bert. Hi, Charlie.
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     Hi, Tom.
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Hi, Tom.
Tom Roderick - Thomas Weisel Partners — Analyst
     Good afternoon. I just wanted to see if you could add a little bit of commentary around the comment that bookings did improve this quarter. I know it’s been a case for the last several quarters that it’s been tough getting senior execs to sign off on these deals. So it sounds like that finally came to fruition.
But, can you comment — is this a situation where bookings are getting better, simply because some of these deals that have been out there in the pipeline for several quarters are finally closing? Or is there a real pick-up in new deal activity and do you see that extending to a healthier pipeline, as you look in the back half of the year.
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Yes, we would say that for the most part, the bookings increase has come from situations that were in our pipeline that got delayed. If you go back to the October financial industry meltdown, then large companies in the fourth quarter, the first quarter and partially in the second quarter, basically — the level of uncertainty was so high. And they were facing lots of cost cutting that even good proposals that were sitting on the desk just didn’t get any visibility or any attention. So a lot of the bookings is really delayed bookings that were in the pipeline.
Now, at the same time, I would say the sales activity levels that we’re seeing at our seminars and on our webinars, there’s a lot of new-name attendees. Now, that isn’t going to turn in — you know we have long sale cycles. So, these new-name attendees that are showing up in our sales and marketing activities — we find that particularly comforting. Now, obviously, they are suspects, not prospects today. But the fact that they’re showing up and showing up at increasing numbers and much higher than we saw last year before the financial meltdown in the fall — we find that very encouraging.
But we know there’s long sales cycles. We know the approval processes. The deals we signed had to go through more scrutiny, more approval processes than they did, certainly, back in 2007, early-2008. So the buying process is changed. And we’re being very responsive to that and trying to take advantage of every opportunity that presents itself. But, the bookings levels, at this point in time, just give us confidence that we can make a qualitative statement that revenue in the fourth quarter will be slightly above the third quarter.

Tom Roderick - Thomas Weisel Partners — Analyst
     Perfect. And maybe just building on that, I know it’s too early to think about 2010 as a whole. But that trend to reverse this sequential decline in revenues that we’ve seen for several quarters now — you’re looking for that to reverse itself in Q4.
So, is that something that we could think about as being a multi-quarter trend where we start seeing quarter-on-quarter or sequential improvements into next year? Is it too early to make that statement, at this point? How much confidence do you have that the bookings you have are kind of a sustainable trend that can drive upward revenue for future quarters, beyond just next quarter?
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Yes, we’re seeing positive metrics, right now. We’re seeing positive trends, right now. But I would say it’s too early to project beyond the comments we’ve made about the fourth quarter.
Tom Roderick - Thomas Weisel Partners — Analyst
     Okay. Thanks, guys. I appreciate it.
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Thank you, Tom.
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     Thanks, Tom.
Operator
     Our next question comes from the line of Nabil Elsheshai with Pacific Crest Securities. Please proceed.
Nabil Elsheshai - Pacific Crest Securities Inc. — Analyst
     Hi, guys. How are you?
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     Okay, Nabil.
Nabil Elsheshai - Pacific Crest Securities Inc. — Analyst
     I would wondering if you could comment — if it’s safe to assume that you expect license and implementation consulting also to be up sequentially, Q4 from Q3, based on what you’re seeing in booking?
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     I’ll comment on it. Yes, I think a slight increase is expected to come from the L&I line, Nabil.
Nabil Elsheshai - Pacific Crest Securities Inc. — Analyst
     Okay. Yes, and I guess just to follow-up on that last question, I mean I would presume then, based on the bookings you’re seeing, that basically it means new projects are starting at, at least, an equal rate to the ones that are completing, or something to that effect. And given the length of your typical implementation, I guess I don’t know why that sequential improvement wouldn’t continue to follow, as pointed out in the last question.

Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     That’s a very, very good point. The PROS model should go down slow and come up slow. That should be the model. It’s a good point. We’re just not in the position to comment on anything beyond the slight increase in Q4, at this time.
Nabil Elsheshai - Pacific Crest Securities Inc. — Analyst
     Okay. And then on the competitive front, any updates and win rates? I guess, given the criteria of viability, have you seen improved win rates, given that your key competitors are private companies, at this point?
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     I don’t think we’ve seen any material change. I think earlier in the year, you and others speculated that some of the fringe players in a tough economy would either go away or become less significant. So I would say that the smaller fringe players — that’s exactly what’s happened. But the major competition that we face day-in and day-out, that’s the same competitive landscape. And that really hasn’t changed.
Nabil Elsheshai - Pacific Crest Securities Inc. — Analyst
     Okay. And then, within your target verticals, are there any areas of strength? I think one of the things that stood out in the enterprise space is that manufacturing has kind of struggled in enterprise spend. You may have different dynamics. But is there any particular verticals that stand out for the improving bookings?
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Yes, you know what we’ve always said in the past, which is true, is that because this is a nascent market and because it’s still early-stage innovator, there’s so few deals that you can’t really discern a early adoption rate in one industry that is significantly different than the others.
We did close deals in manufacturing and distribution, which are the big markets that are out in front of us. But, it’s really — we’re all statisticians here. We can’t get statistical significance on adoption at either the industry level or the sub-industry level, at this time.
Nabil Elsheshai - Pacific Crest Securities Inc. — Analyst
     Okay. Great. Well, thank you very much.
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Thank you, Nabil.
Operator
     Our next question comes from the line of David Hynes with Needham and Company. Please proceed.
David Hynes - Needham & Company — Analyst
     Hi, guys. We’ve talked about it in the past a little bit and I guess it seems like a good idea to get people started with a less expensive or a more modular deployment of your software. How effective has it been, in terms of, at least, getting beach head winds into customers?
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     You know, it’s really interesting. I think we’ve mentioned in the past that we believed and we even said it on the IPO road show that people would look for a lower price point and potentially just put in scientific analytics without signing a contract for the entire suite. And I’ve got to tell you, as a trend, we expect it with a tough economy that that might happen. But, even though there’s been a few instances of that, it’s not prevalent. It hasn’t really taken over.

So it’s like the delayed bookings question. I mean once people recognize the power of pricing, they recognize that they can get incredible value and find their negative pocket margin products and customers in 30 days using scientific analytics and plug the profit leaks. The very next question is, well, how are we going to get optimized price guidance for our contracts and our negotiated deals and to our sales force?
So, we just had an incredible set of successes in terms of implementation in the first half of 2009, but it just moves right from one phase. And even if they signed a contract for everything and they said, well, let’s just put in one, first. Or, let’s have a limited scope deployment. As soon as they see the success of that, I’ve got to tell you, they’re off to the races and then they put pressure on us to accelerate the implementation of the other modules.
So I think you look at the pricing problems that they have to solve, which is profiled very effectively by the Gartner report. And then you say, well, how many of those problems do you have? And do you want to just want to carve out one particular area and just do that with no real plan for future phases? These big companies, once they get it — maybe a phased implementation, but it’s not a commitment, only to do one product in the short-term. We just haven’t seen it.
David Hynes - Needham & Company — Analyst
     Got it. And then I guess one on the bookings backlog, side-of-things, it’s obviously difficult getting the large deals across the finish line. The enterprise sales people, with whom we’ve spoken, said that they’re basically getting the sales process complete, except for the purchase order. So that, when budget authorization frees up, the sale cycle might be days instead of weeks or months.
So, I guess my three part question would be, one, are your sales people doing this? Two, to what extent might we see snap-back quarters of bookings growth to fill pent-up demand for your software? And then, I guess, lastly, can you draw analogies to a scenario with experience as you guys had in the airline industry earlier in the decade?
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Okay, the first one is hope is not a strategy. So, we don’t believe in counting on deals until they are signed. And we take them through a rigorous process. And we’re not trying to tee everything up. If we have a customer and they believe in the value and they want to go ahead, we take it all the way to contract signing and start the product launch process. And we’ve done some project launches recently.
The other thing is the airline industry went from the innovator stage to the mainstream stage to the must-have stage over a period of about eight years. And this market really started to move in 2006, very late-2005. Now, the economy has slowed it down. There’s no question about it. So when you look at the adoption, what you would say is we’re tracking to the airline industry adoption. But, we definitely have slowed down, moving from innovator to mainstream, as a result of this challenging economy.
David Hynes - Needham & Company — Analyst
     Got it. Okay. That’s helpful color. Thanks.
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Thank you.
Operator
     Our next question comes from the line of Ross MacMillan with Jefferies and Company. Please proceed.
Horacio Zambrano - Jefferies & Company — Analyst
     Hi. This is Horacio for Ross. I wanted to ask about the license gross margin. It’s been trending down and I understand the reasons for that. But this quarter it was down significantly more than even you’ve seen in other quarters. I’m wondering if there was something that caught you by surprise? And should I think of that in terms of just your customers telling you the majority of the impact there is them wanting to slow down the implementation process?
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     Yes, I’d say that the primary contributing factor to the decline in the L&I margins is that, as we said in each quarter, we’ve not had any layoffs. We’ve retained all of our personnel. And we expect it, as we communicated in the guidance for the second quarter that revenue would be down. And I think most of us would expect it to be down on the L&I side, not the maintenance side. And that’s what happened.
So the primary reason is that we’ve retained our headcount because we still believe that the opportunity is there. We want to keep our trained staff and keep them with us. So we haven’t brought the headcount down in our cost of services areas. So that’s the single biggest contributor to that.
Second, we did have a few of our resources primarily on our science side that we did move over to implementations to help assist with some implementation efforts in the second quarter. We have that every quarter, but a little more of that in the second quarter of this year than the second quarter of last year. We expect that to decrease in the third quarter. That’s one of the reasons we gain new comfort in saying we’d expect the L&I margins to be about the same in Q3 as they were in Q2, even though we have a guidance out there for lower revenue levels. Is that helpful?
Horacio Zambrano - Jefferies & Company — Analyst
     Yes, that is. So it sounds like the gross margin is a little bit more controllable with the people you’re bringing over and the headcount and it’s not just something — a customer’s decision to slow it down and maybe a little bit less control going forward.
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     Yes, in the second quarter, there really were no meaningful decisions to slow down. Projects always slow down a little bit. Some projects accelerate a little bit. We really didn’t have anything unusual in the second quarter, compared to a typical quarter. Unlike in the fourth quarter of last year, where we did say a customer did postpone the implementation and another customer delayed. We did not have that in the second quarter.
Horacio Zambrano - Jefferies & Company — Analyst
     Okay. And this is just a housekeeping question. You’ve had 28%, I guess, tax rate here for two quarters on the non-GAAP side. I was just wondering if we can model that going forward? Or should we continue to look at it as, sort of, 30%?
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     I would say given the outlook now — because we’ve given guidance for lower profits in the third quarter — 28% should be a good rate.
Horacio Zambrano - Jefferies & Company — Analyst
     Okay. Thank you.
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     You could model up to 30 if we were going the other way because, at some point, the R&E credits would be less than the growth in the company’s pretax income. You know, the growth in R&E credits would be less than the growth in the company’s pretax income and we’d start moving up towards the 30%. Right now, 28% should be a good number to use.
Horacio Zambrano - Jefferies & Company — Analyst
     Thanks.

Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Thank you.
Operator
     Our next question comes from the line of Nandan Amladi with Deutsche Bank. Please proceed.
Nandan Amladi - Deutsche Bank — Analyst
     Good afternoon. Thanks for taking my question. You talked about the Gartner report where it — it obviously tells you what you already knew that there’s a big market out there. Are you making any changes to your go-to-market strategy, in terms of, perhaps, expanded channels, regional partners, things like that, to take advantage of the eventual recovery in the economy?
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     I would say we’re always exploring opportunities to form partnerships. You know, there isn’t anything substantive to report at this time. But, as we look on our strategic plan, which is all about scalability, as we move from the innovator phase to the mainstream to the must-have app. Obviously, we’ve got a number of implementations where we’re working with third party system integrators and consultants in the implementation of our software.
We’re also looking at how to automate out labor in the implementation process. So, absolutely, we are thinking of scalability in our ability to deliver software products with the implementation labor content being less and a significant portion of that labor content being done by third parties or the customer. So it’s absolutely part of our long-term strategy.
Nandan Amladi - Deutsche Bank — Analyst
     Okay. And then, a related question. You continue to have roughly 25% in sales and marketing. Where is that spending being focused?
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Well, what we’ve done in the past is we have our sales teams that are part of the territory sales group, solutions, and then we complement that with some of our senior leadership and professional services that really are involved with very successful total customer satisfaction deployments and can bring industry expertise into a sales situation. So the combination of all those people is really similar, but at a higher scope level.
In other words, we haven’t changed our strategy, in terms of industries. We haven’t changed our strategy in terms of our approach to going to market. We are using these seminars. We are using webinars. But we’re just doing more now than, say, we were doing a year ago.
Nandan Amladi - Deutsche Bank — Analyst
     Okay. Thank you.
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     You’re welcome.
Operator
     Our next question comes from the line of Philip Lamoreaux with Lamoreaux Capital Management. Please proceed.

Ashok Ramji - Lamoreaux Capital Management — Analyst
     Hi, Bert. Hi, Charlie. This is Ashok for Phil. My question is mainly about your non-target verticals, the airlines and hotel and cruise. In previous discussions, you have talked about the international airlines being stronger than the domestic US counterparts. And if I got the number right, I think, Charlie, you said 90% of airline revenue in Q2 came from outside the US.
So, my question is, are maintenance renewal rates for the airlines verticals also in the mid-90s? Are the international airlines still faring well, relatively speaking? Any color you could provide here and, with regards to hotel and cruise, and compare and contrast as to what you saw in 2001 would be helpful. Thank you.
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     Absolutely. First, that’s 97% of our airline revenue is outside the United States. So it’s predominantly an international airline base. Renewal rates continue to be very, very strong in airline and they’ve historically been very strong. Airlines typically do not walk away from renewing.
What they did — we did have some requests going back to September of 2001, when the travel and transportation industry was severely impacted. We did have some requests; it could be a reduction in the amount of the maintenance that they paid for a period of time. And then the maintenance got restored to the original amount.
We started commenting on this in the fourth quarter call, and that has continued — fourth quarter, first quarter, second quarter of this year — that within the travel and transportation industry, there have been some requests for a reduction in the amount of the maintenance, but not not renewing. They are renewing. Renewal rates are still phenomenally high. It’s a question of there is a request for reduction.
These companies have been with us for years and years and years. These are very long-term partners. We’re very receptive to providing some modest amount of support during this period of time and they will be with us for years to come. So, does that answer the question?
Ashok Ramji - Lamoreaux Capital Management — Analyst
     Sure does. And, also, you are seeing that as well with hotel and cruise? Is that all lumped in?
Charlie Murphy - PROS HOLDINGS INC — EVP, CFO
     I would say travel and transportation — right, you could infer that it’s hotel and cruise, as well. But no, it’s predominantly isolated to the airline industry.
Ashok Ramji - Lamoreaux Capital Management — Analyst
     Okay. Great. Thank you very much.
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Thanks, Ashok
Operator
     There are no further questions at this time. I will now turn the call back over to Bert Winemiller for closing remarks.
Bert Winemiller - PROS HOLDINGS INC — Chairman, President, CEO
     Thank you, operator. In closing, we are pleased with our second quarter 2009 results and we believe we have the expertise and resources to continue to deliver innovative high return on investment products to our customers and as a result, we intend to extend our leadership position in the pricing and margin optimization market.

We plan to continue investing appropriately to capitalize on what we believe is a fantastic long-term market opportunity. So, thank you very much. We appreciate you taking your valuable time to listen to the call. And we hope to see you soon. Operator?
Operator
     Thank you for your participation in today’s conference. This concludes the presentation. Everyone have a great day.